Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Hersha Hospitality Trust for the registration of $400,000,000 of common shares and preferred shares and to the incorporation by reference therein of our reports (a) dated March 5, 2004 (except for the effect on the 2003 amounts as described in Notes 2, 5, 10 and 12 as to which the date is November 17, 2006) with respect to consolidated balance sheet of Hersha Hospitality Trust and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2003 included in its Annual Report on Form 10-K for the year ended December 31, 2005 revised and filed in Form 8-K on November 17, 2006, (b) dated March 5, 2004, with respect to the balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners’ equity (deficit), and cash flows for the year ended December 31, 2003, included in its Annual Report on Form 10-K for the year ended December 31, 2003, (c) dated March 10, 2006 with respect to the financial statements of Affordable Hospitality Associates, L.P. and Metro JFK Associates, LLC included on Form 8-K/A dated April 6, 2006, and (d) dated July 31, 2006, July 28, 2006 and August 31, 2006, respectively with respect to the financial statements of TCVA Realty, LLC, KW Hotel Group and HT/CNL Metro Hotels, LLC and Subsidiary included in Form 8-K dated September 13, 2006, each of which has been filed with the Securities and Exchange Commission.

/s/ Reznick Group P.C.

Baltimore, Maryland November 17, 2006